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                                                                      Exhibit 23



                             Accountants' Consent


The Board of Directors
Cytec Industries Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, and 333-45577) and
in the registration statements on Form S-3 (Nos. 333-51876, 333-52011 and 333-
3808) of Cytec Industries Inc. of our reports dated January 22, 2001, relating to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Cytec Industries Inc.


KPMG LLP



Short Hills, New Jersey
March 28, 2001